Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Matt Lofgran (“Executive”) and Elephant Oil Corp., a Nevada Corporation (the “Company”); Executive and the Company are collectively referred to as the “Parties”. This Agreement shall be effective as of April 29, 2021(the “Effective Date”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company;

WHEREAS, the Parties are entering into this Agreement to set forth the terms and conditions for Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, hereby agree as follows:

1. Employment and Term. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end when either party provides the other with ninety (90) days written notice of its or his intent to terminate the Term; provided, in the event of a termination for Cause (as defined below), no such notice need be given other than as specified in the definition thereof.

2. Position and Duties. The Company shall employ Executive as its Chief Executive Officer. At all times during the Term, Executive shall report only to the Board of Directors of the Company (the “Board”). During the Term, (a) Executive shall have the duties, powers, and authority as are commensurate with Executive’s position with the Company; (b) Executive shall report only to the Board; and (c) all employees of the Company shall report to Executive or Executive’s designee(s). Executive’s primary office for the Company shall be located in Arizona, unless Executive agrees to an alternative location in writing. At all times during the Term, the Executive shall maintain a seat on the Board.

3. Efforts. Executive agrees to devote his reasonable efforts and energies to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote a reasonable schedule to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) service as an employee, consultant or on the board of directors of for-profit companies, businesses or trade organizations at any time during the Term, provided that he shall not provide services in any way to any entity that materially competes with the Company, and further provided that Executive agrees to resign from his position as Chief Executive Officer of Nostra Terra Oil & Gas by no later than the first date on which the Company’s shares are traded on any public market, (b) service on the board of directors of not-for-profit organizations, (c) other charitable activities and community affairs, and

(d) management of his personal and family investments and affairs, in each case to the extent such activities do not materially interfere with the performance of his duties to the Company.

4. Compensation and Benefits.

(a) Salary. During the Term, the Company shall pay Executive a base salary (“Base Salary”) at a rate of $180,000 on an annual basis; provided, however, effective as of the first date that the Company’s shares are traded on any public exchange through an initial public offering, the Base Salary shall increase to a rate of $360,000 on an annual basis. The Company will pay the Base Salary to Executive in accordance with the Company’s payroll practices for its employees. During the Term, the Company may increase, but not decrease the Base Salary.

(b) Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior executives of the Company (which shall at all times include at least customary health, life insurance, and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than those provided to any other executive at the Company.

(c) Vacation. During the Term, Executive shall be entitled to 20 days of paid vacation during each calendar year, which shall be subject to the Company’s policies on same.

(d) Annual Bonuses. During the Term and beginning with the Company’s 2021 fiscal year, Executive shall be eligible for an annual target bonus in an amount equal to 50% of the Base Salary, as determined by the Board based upon the performance of Executive and the achievement by the Company of financial, operating and other objectives set by the Board. The Board may award an annual cash bonus in excess of the annual cash bonus opportunity in its discretion. Annual cash bonuses shall be deemed “earned” if Executive is employed on the last day of the fiscal year to which the bonus relates and shall be paid no later than two and one half months immediately following the fiscal year to which the annual bonus relates.

(e) Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation. The Company shall also allow Executive to use a Company credit card consistent with past practice for business expenses.

5. Termination. Subject to the conditions set forth in this Section, the Term and Executive’s employment with the Company shall terminate immediately upon the occurrence of any of the following events: Executive’s death; the close of business on the date the Company gives Executive notice that it is terminating the Term due to Executive’s Disability (as defined below), a Termination For Cause (as defined below), or a Termination Without Cause (as defined below); the close of business on the effective date of Executive’s Resignation Without Good Reason (as defined below) or Resignation For Good Reason; the expiration of the Term pursuant to the terms above; or the close of business on a mutually agreed to date designated by the Parties in writing as Executive’s last day of being employed by the Company.

(a) “Disability” means that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform any of his duties hereunder for a period of at least 120 consecutive days.

(b) Executive’s “Resignation Without Good Reason” means Executive’s termination of Executive’s employment with the Company for any reason other than a Resignation For Good Reason.

(c) Executive’s “Resignation For Good Reason” means Executive’s resignation after any of the following that has not been approved in writing in advance by Executive: (i) a diminution of Executive’s titles, duties, responsibilities, or authorities as set forth in this Agreement or Executive being required to report to another person other than the Board; (ii) a reduction in Executive’s Base Salary, annual cash bonus opportunity, or the Company’s failure to pay earned compensation; (iii) relocation of Executive’s office with the Company by more than 20 miles; or (iv) a material breach by the Company of this Agreement or any written agreement with the Executive; provided, however, that to the extent the acts or omissions giving rise to such termination are capable of being cured by the Company, it shall be afforded 30 days to correct such acts or omissions specified in a written notice provided by the Executive not more than 90 days following the event giving rise to such claim. If the Company does not correct the condition, the Executive must terminate his employment for Good Reason within 30 days after the end of the cure period in order for the termination to be considered a resignation for Good Reason. With respect to a claim that the Company has breached a material provision of this Agreement, the notice of termination must specify the following: each and every material breach(es) by the Company, and the factual basis for the Executive’s claim that the Company has materially breached the Agreement including when the breach occurred, how it occurred, who was involved, what happened, and why it constituted a breach.

(d) “Termination For Cause” means the Company’s termination of Executive’s employment with the Company as the result of: (i) Executive’s willful misconduct or gross negligence in the course of carrying out his duties that results in material economic or reputational harm to the Company; (ii) Executive’s conviction of or plea of guilty or nolo contendere to a felony; (iii) a material breach by Executive of this Agreement; or (iv) a material breach of any of the Company’s written policies; provided that no termination shall be effectuated under (iii) or (iv) unless Executive is provided at least fifteen (15) days to cure same, if such breach is curable, after Executive’s receipt of written notice thereof from the Company within 90 days following the Company’s knowledge of the breach giving rise to such notice. With respect to a claim that Executive breached this Agreement or the Company’s policies, such written notice must specify the following: each and every material breach by Executive, and the factual basis for the Company’s claim that Executive has materially breached this Agreement or the Company’s policies, including when the breach occurred, how it occurred, who was involved, what happened, and why it constituted a breach. For the sake of clarity, inadvertent breaches which cause no more than de minimis harm to the Company shall not be considered “material breaches” hereunder.

(e) “Termination Without Cause” means the Company’s termination of Executive’s employment with the Company for any reason other than a Termination For Cause or due to Executive’s Disability.

6. Severance.

(a) If Executive’s employment with the Company ends due to a Termination Without Cause or a Resignation For Good Reason, then provided Executive executes a release in the form reasonably acceptable to the Company in the applicable time frame thereunder, the Company shall pay Executive severance pay (the “Severance Pay”) as follows for the one year period of time following the separation date: (i) a prior year’s Annual Bonus, if not yet paid, (ii) Base Salary continuation at the rate in effect immediately prior to the separation, and (iii) monthly payments in an amount equal to, on an after tax basis, Executive’s monthly COBRA premiums (provided, however, that such payments are without duplication of any treatment provided or amounts payable under Section 4(d)).

(b) The first installment of the Severance Pay will be paid on the Company’s first regular payday after the last day of the Term, and will include Severance Pay for the period from the end of the Term through the payment date. The remaining installments will be paid over time in accordance with the Company’s normal payroll practices for its employees.

7. Indemnification. The Company shall indemnify and hold Executive harmless of and from any acts or omissions made in good faith in Executive’s capacity as an officer and/or director of the Company or its affiliates to the same extent as the Company’s other senior executives or directors, and in a manner provided by, and governed by the Company’s limited liability company agreement, by-laws (or similar organizational documents), policies, and procedures. In addition, the Company shall maintain, for the benefit of Executive, director and officer liability insurance to the extent available on commercially reasonable terms, and to the extent the Company provides such coverage to its other senior officers and directors. For the avoidance of doubt, (a) the Company’s obligations under this Section shall survive the end of the Term, and (b) Executive’s indemnification rights hereunder shall be no less favorable to Executive than the indemnification rights the Company then provides to any other senior executive or director.

8. Tax Matters.

(a) The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination” or like terms shall mean “separation from service.” Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.

(c) Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A on the date of his “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. All tax gross-up payments provided under this Agreement or any other agreement with Executive shall be made or provided by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, in accordance with the requirements of Section 409A.

(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

9. Restrictive Covenants Agreement. Executive shall execute the Company’s Confidentiality, Non-Solicitation, and Non-Compete Agreement, appended hereto, as a condition of execution of this Agreement (the “Restrictive Covenants Agreement”). This Agreement is contingent on Executive complying with the Restrictive Covenants Agreement at all times as described therein.

10. Assignment. This Agreement shall be binding on and inure to the benefit of the Company and Executive and their respective heirs, executors, representatives, successors and assigns; provided, however, that neither of the Parties may assign this Agreement without the prior written consent of the other Party hereto; provided, however, that the Company may assign the Restrictive Covenants Agreement as part of a transaction to effectuate a Change of Control.

(a) For the purposes of this Agreement, “Change of Control” shall be defined as a direct or indirect sale of substantially all the assets of the Company, or the direct or indirect acquisition of more than 50 percent of the ownership interests in the Company, by a person, group or entity not controlled by the existing shareholders of the ultimate parent entity of the Company as of the date hereof.

(b) As set forth above it is anticipated that any person or entity that acquires control of the Company and/or its assets will want to continue to employ Executive in the same or similar capacity that Executive is currently employed. The Parties agree to negotiate in good faith with the person or entity which acquires control of the Company to secure continued employment for Executive on substantially the same terms and conditions, with the same Base Salary, substantially same incentive compensation, employee benefits and fringe benefits as of the time of such Change of Control.

11. Miscellaneous. This Agreement shall be governed by Delaware law, without regard to any conflict-of-law principles. Any dispute regarding or arising out of this Agreement shall be adjudicated exclusively in the state and federal courts of the State of Texas. Each party hereto consents to the jurisdiction of such courts and waives any argument to the contrary. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon either party unless reduced to writing and signed by the party to be bound. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument. The exchange of counterparts electronically shall be the same as the exchange of originals. This Agreement (including the recitals which are hereby incorporated by reference) and the Restrictive Covenants Agreement constitute the entire agreement between the Parties pertaining to the subject matter contained herein and expressly supersede all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Company and its subsidiaries and affiliate.

IN WITNESS WHEREOF, the undersigned hereto set their hands and seals to be effective as of the Effective Date:

Executive:

/s/ Matt Lofgran		Date: December 1, 2021

Elephant Oil Corp.,:

By:	/s/ Ron Bauer	Date: December 1, 2021
Name:	Ron Bauer
Title:	Director

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